Farmer Mac Announces Proposed Issuance of
Series D Preferred Stock
WASHINGTON, May 8, 2019 — The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A) today announced that it intends to issue, subject to market factors and other conditions, non-cumulative perpetual Series D preferred stock, par value $25.00 per share. Farmer Mac intends to use the net proceeds from the sale of the preferred stock to redeem the $75 million aggregate outstanding par value and liquidation preference of Farmer Mac’s outstanding 6.875% non-cumulative preferred stock, Series B and for general corporate purposes. This press release shall not constitute a notice of redemption for such Series B preferred stock.
BofA Merrill Lynch is acting as Sole Book-Running Manager for this transaction.
The offering will be made pursuant to an exemption from registration under the Securities Act of 1933, as amended, and will be made solely by means of an offering circular. You may obtain a copy of the offering circular by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated at 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, attention: Prospectus Department, or email dg.prospectus_requests@baml.com or phone at 1-800-294-1322.
Forward-Looking Statements
In addition to historical information, this release includes forward-looking statements that reflect management’s current expectations for the preferred stock offering and Farmer Mac’s intended use of the proceeds from the offering. You should pay particular attention to the important risk factors and cautionary statements described in the “Risk Factors” section of the offering circular that relate to the offering referenced above, as well as the risk factors discussed in Farmer Mac’s Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC on February 21, 2019. In light of these potential risks and uncertainties, no undue reliance should be placed on any forward-looking statements expressed in this release. The forward-looking statements contained in this release represent management’s expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect new information or any future events or circumstances, except as the SEC otherwise requires.

About Farmer Mac
Farmer Mac is a vital part of the agricultural credit markets and was created to increase access to and reduce the cost of capital for the benefit of American agricultural and rural communities. As the nation’s largest secondary market for agricultural credit, we provide financial solutions to a broad spectrum of the agricultural community, including agricultural lenders, agribusinesses, and other institutions that can benefit from access to flexible, low-cost financing and risk management tools. Farmer Mac’s customers benefit from our low cost of funds, low overhead costs, and high operational efficiency.
CONTACT:     Jalpa Nazareth, Investor Relations
Megan Murray-Pelaez, Media Inquiries
(202) 872-7700
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